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                     December 21, 2023

       Stephen Christoffersen
       Chief Executive Officer
       Western Acquisition Ventures Corp.
       42 Broadway, 12th Floor
       New York, New York 10004

                                                        Re: Western Acquisition
Ventures Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 21,
2023
                                                            File No. 001-41214

       Dear Stephen Christoffersen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Joseph P. Galda